Exhibit 99.2

May 28, 2021

FOR IMMEDIATE RELEASE

Bowl America Enters into Merger Agreement to Become a Private Company

Stockholders to Receive up to $9.13 per Share in Cash upon Closing;

Consisting of $8.53 per Share in Merger Consideration and Special Dividend of $0.60 per Share

Bowl America Incorporated (NYSE American: BWL-A) (“Bowl America” or the “Company”) today announced it has entered into a definitive merger agreement under which a subsidiary of Bowlero Corp. (“Bowlero”) will acquire all of the outstanding shares of Bowl America Class A and Class B common stock for merger consideration of $8.53 per share in cash. In addition, the merger agreement contemplates Bowl America declaring a special dividend in accordance with Maryland law following the liquidation of its securities portfolio of $0.60 per share. The payment of this special dividend is contingent upon the closing of the merger. Upon closing, Bowl America will become a privately held company and its Class A common stock will no longer be listed or traded on any public stock market.

The transaction was unanimously approved by Bowl America’s Board of Directors. The Bowl America Board of Directors recommends that Bowl America’s stockholders vote to adopt and approve the merger agreement.

“The Board and its advisors conducted a thorough and independent process to review the Company’s strategic alternatives and identify a transaction that it believed would maximize stockholder value. We believe that this transaction is in the best interest of all Bowl America stakeholders, including our many loyal employees,” said Allan L. Sher, Member of the Bowl America Board of Directors.

The transaction, which is expected to close in the second half of 2021, is subject to approval by Bowl America stockholders and the satisfaction of other customary closing conditions. In addition, in connection with the execution of the merger agreement, stockholders owning a majority of the voting power of the Company’s Class B common stock, including, but not limited to, Nancy Hull and Merle Fabian, members of the Company’s Board of Directors, have entered into voting agreements where they have agreed to, among other things, vote, or cause to be voted, all of their respective shares of common stock in favor of the adoption of the merger agreement. The vote of such holders is sufficient to approve the merger agreement.

Bowl America will file a Current Report on Form 8-K with the Securities and Exchange Commission (SEC), which will more fully describe the terms and conditions of the merger agreement and the proposed transaction.

Advisors

Duff & Phelps Securities, LLC is serving as financial advisor to the Bowl America Board of Directors and Foley & Lardner LLP is serving as its legal counsel. DLA Piper LLP (US) is serving as legal counsel to Bowlero Corp.

About Bowl America

Bowl America operates 17 bowling centers and its Class A Common Stock trades on the NYSE American exchange under the symbol BWL-A. For more information, please visit www.bowlamericainc.com.

Safe Harbor Statement

Certain statements in this press release regarding the merger agreement and the proposed merger constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the amount, and timing for the declaration and payment of the dividend and the anticipated closing date of the proposed merger. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the failure to satisfy conditions to completion of the proposed merger, risks that the proposed transaction disrupts current plans and operations, the ability to recognize the benefits of the merger, the amount of any potential special dividend and the amount of the costs, fees, and expenses and charges related to the merger. The statements in this release speak only as of the date of hereof and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a preliminary proxy statement and a definitive proxy statement, each on Schedule 14A and may file other documents with the SEC regarding the proposed transaction. This release is not a substitute for the proxy statement or any other document that the Company may file with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. When available, the definitive proxy statement and other relevant materials for the proposed transaction will be mailed to stockholders of the Company as of a record date to be established for voting on the proposed transaction. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the Company at 6446 Edsall Road, Alexandria, Virginia 22312 or by telephone at (703) 941-6300.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information regarding the persons who may be deemed participants in the solicitation of proxies in connection with the proposed transaction will be set forth in the proxy statement when it is filed with the SEC. You can find more information about the Company’s directors and executive officers in its Annual Report for the year ended June 28, 2020 on Form 10-K filed with the SEC on September 24, 2020 and the Company’s Definitive Annual Meeting Proxy Statement filed with the SEC on October 23, 2020. You may obtain a free copy of these documents as indicated above.

Non-Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction.